THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
      1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.



                 7% CONVERTIBLE DEBENTURE DUE DECEMBER 31, 1998


         THIS 7% CONVERTIBLE DEBENTURE ("Debenture") is issued by DynaGen, Inc.,a corporation duly organized and existing under the laws of the State of Delaware and having its principal address at 840 Memorial Drive, Cambridge, Massachusetts 02139 (the "Company").

         FOR VALUE RECEIVED, the Company promises to permit Sovereign Partners, having an address at Executive Pavilion, 90 Grove Street, Richfield, Connecticut 06877, the holder hereof, or its order (the "Holder"), to convert in accordance with Section 6 hereof the principal sum of Two Hundred and Fifty Thousand United States Dollars (U.S. $250,000) on December 31, 1998 (the "Maturity Date") together with interest on the principal sum outstanding under this Debenture, at the rate of 7% per annum due on or after the Maturity Date unless this Debenture is prepaid in accordance with Section 4 or converted in accordance with Section
4. Interest shall be calculated based on a 360 day year of twelve equal months. Accrual of interest shall commence on the date hereof and shall continue until payment in full of the principal sum has been made. This Debenture is subordinate to all secured indebtedness of the Company.

         This Debenture is subject to the following additional provisions:

         1. Exchange. The Debenture is exchangeable for an equal aggregate principal amount of Debentures of different denominations, of not less than $50,000 (or the total principal amount, if less than $50,000) each as requested by the Holder surrendering the same. No service charge will be made for such exchange.

         2. Transfers. This Debenture may be transferred or exchanged in the United States only in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws and in accordance with other applicable provisions hereof. Prior to due presentment for transfer of this Debenture, the Company may treat the person in whose name this Debenture is duly registered as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Debenture is then overdue, and the Company shall not be affected by notice to the contrary.

         3. Definitions. For purposes hereof, the following terms shall have the following meanings:

                  "Closing Date" shall mean the date of original issuance of this Debenture.

                  "Common Stock" shall mean the Common Stock, par value $.01 per share, of the Company.

                  "Conversion Date" shall have the meaning set forth in Paragraph 4(c)(i).

                  "Conversion Date Market Price" shall mean, at any Conversion Date eighty percent (80%) of the average Market Price for Shares of Common Stock for the five trading days immediately preceding the Conversion Date.

                  "Conversion Notice" shall have the meaning set forth in
Section 6(c).

                  "Conversion Rate" shall have the meaning set forth in Section 6(b).

                  "Event of Default" shall have the meaning set forth in Section 16.

                  "Market Price for Shares of Common Stock" shall mean the price of one share of Common Stock determined as follows:

                           (i) If the Common Stock is listed on the Nasdaq
SmallCap Market, the closing bid price on the date of valuation, as reported by Bloomberg Financial Markets; or

                           (ii) If the Common Stock is listed on any other
national securities exchange, the closing bid price on the date of valuation, as reported by Bloomberg Financial Markets; or

                           (iii) If neither (i) nor (ii) apply, but the Common
Stock is quoted in the over- the-counter market on the pink sheets or bulletin board, the lowest sales price on the date of valuation, as reported by Bloomberg Financial Markets; or

                           (iv) If neither clause (i), (ii) or (iii) above
applies, the market value as determined by an independent nationally recognized investment banking firm or financial advisor retained in good faith by the Company for such purpose, taking into consideration, among other factors, the earnings history, book value and prospects for the Company, and the prices at which shares of Common Stock recently have been traded. Such determination shall be conclusive and binding on all persons.

                  "Outstanding Amount" shall mean the principal sum outstanding under this Debenture and all accrued but unpaid interest thereon.

         4. Prepayment. This Debenture is prepayable in whole or in part in the sole discretion of the Company by payment to the Holder an amount equal to 125% of the principal amount to be repaid together with all interest accrued and unpaid thereon.

         5. Conversion into BioTrack, Inc. Common Stock. In the event that this Debenture is not prepaid in full on or before the Maturity Date, the Holder may, at the Holder's sole discretion, convert all or any part of the outstanding principal amount of this Debenture together with interest accrued and unpaid thereon into shares of common stock, $.01 par value per share, of BioTrack, Inc. ("BioTrack Stock") at a value of$1.00 per share of BioTrack Stock. Such right to convert into BioTrack Stock shall continue until this Debenture is paid in full or converted into DynaGen Common Stock in accordance with Section 5 hereof. BioTrack, Inc. has executed this Debenture to indicate that it is bound by the provisions of this Section 5.

         6. Conversion. This Debenture is subject to conversion as follows:

                  (a) (i) Holder's Right to Convert. This Debenture shall be convertible at any time and from time to time commencing with the Maturity Date and until paid in full, in whole or in part, at the option of the Holder hereof, into fully paid, validly issued and nonassessable shares of Common Stock; provided, that, in any 14 calendar day period commencing on such 90th day after the Closing Date and thereafter, the Holder (or Holders collectively, of this Debenture shall have been divided into more than one Debenture) hereof may convert no more than one-fifth of the original principal amount of the Debenture. The foregoing conversion restrictions shall immediately terminate, and the Holder shall be permitted to convert all or any part of this Debenture without regard to the conversion restrictions, upon the occurrence of any Event of Default, or upon the commencement by any person (other than the Holder) of any tender offer for shares of Common Stock.

                           (ii) Accrued But Unpaid Interest. Notwithstanding
anything in this Debenture to the contrary, the Outstanding Amount of this Debenture on any Conversion Date shall include, without limitation, all accrued but unpaid interest under this Debenture through such date.

                  (b) Conversion Price for Converted Shares. The Outstanding Amount of this Debenture that is converted into shares of Common Stock shall be convertible into the number of shares of Common Stock determined in accordance with the following formula:

                                      P + I
                     --------------------------------------
                          Conversion Date Market Price

                  P = principal amount of this Debenture submitted for
                      conversion

                  I = accrued but unpaid interest on the principal amount of this Debenture submitted for conversion plus any unpaid charges or amounts through the Conversion Date.

         The number of shares of Common Stock into which the Outstanding Amount of this Debenture may be converted pursuant to this paragraph is hereafter referred to as the "Conversion Rate."

                  (c) (i) Mechanics of Conversion. In order to convert this Debenture (in whole or in part) into full shares of Common Stock, the Holder shall surrender this Debenture, duly endorsed, by either overnight courier or two-day courier, to the Company, and, in case of any conversion pursuant to
Section 6(a)(i), shall give written notice (the "Conversion Notice") by facsimile (with the original of such notice forwarded with the foregoing courier) to the Company that the Holder elects to convert all or the portion of the Outstanding Amount of this Debenture specified therein, which notice and election shall be irrevocable by the Holder, provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion unless this Debenture with evidence of the principal amount hereof to be converted is delivered to the Company as provided above, or the Holder notifies the Company that this Debenture has been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss which may be incurred by it in connection with this Debenture. The date on which a Conversion Notice is given (the "Conversion Date") shall be deemed to be the date the Company received by facsimile the Conversion Notice, as evidenced by a printed confirmation of receipt received by the Holder. Upon receipt of any Conversion Notice, the Company shall immediately verify the Holder's calculation of the Conversion Rate.

                           (ii) Issuance of Certificates. In the case of any
Conversion Notice given by the Holder, the Company shall use its best efforts to cause the transfer agent for its Common Stock to issue and deliver as promptly as practicable and in no event later than three (3) business days after delivery to the Company of the Debenture, or after receipt of the agreement and indemnification referred to in Section 6(c),to such Holder or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled, together with a Debenture for the principal amount not submitted for conversion. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date. If the Company shall not have the requisite number of shares of Common Stock issuable upon conversion of the Debenture by the Holder, then, without limiting the Company's obligation to convert the Debenture, such conversion shall be made for each Holder, pro rata according to the portion of the total Outstanding Amount of the portion of the Debentures sought to be converted. At the Holder's option, the request for conversion by the Holder shall be null and void for any portion of the Debentures for which the Company does not have shares of Common Stock issuable upon conversion as of the Conversion Date.

         7. Registration. At the time the Company files its registration statement on Form S-3 for the holders of its Series H preferred stock, the Company shall include the shares of Company common stock acquired upon conversion of this Debenture. The Company shall use reasonable efforts (subject to receipt of necessary information from the Holder) to cause such registration statement to become effective.

         8.       Stock Splits: Dividends, Adjustments, Reorganizations

                  (a) Subdivisions, Combinations, etc. If the Company shall subdivide its outstanding Common Stock, by split-up, spin-off, or otherwise, or combine its outstanding Common Stock, then the Conversion Rate in effect as of the date of such subdivision, split-up, spin-off or combination shall be determined with reference to the Market Price for shares of Common Stock as reported after such subdivision split up, spin-off or combination without other adjustment.

                  (b) Adjustment for Merger, Reorganization; etc. In the event that at any time or from time to time after the Closing Date, the Common Stock issuable upon conversion of the Debentures is changed into the same or a different number of shares of any class or classes of stock, whether in connection with a merger or consolidation, by recapitalization, reclassification, reorganization or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Section 8, then and in each such event the Holder of Debentures shall have the right thereafter to convert this Debenture into the kind of securities receivable upon such merger, recapitalization, reclassification or other change, all subject to further adjustment as provided herein. In such event, the formula set forth herein for conversion shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock (applying the same factors used in determining the Market Price for Shares of Common Stock) issued in connection with the above described transaction.

                  (c) Certificate as to Adjustments. Upon the occurrence of each adjustment pursuant to this Section 8, the Company at its expense shall furnish to the Holder a certificate from its independent auditors or an investment banking firm setting forth (i) in reasonable detail the facts upon which such adjustment is based, and (ii) the number of shares of Common Stock and the amount of other property or securities that after giving effect thereto would be received by the Holder upon conversion of this Debenture.

                  (d) Disputes. In the event of a reasonable, good faith dispute between the Holder and the Company with respect to the adjustments required by Sections 8(a), (b), or (c), then, at the option of either the Holder or the Company, the dispute shall be submitted to the American Arbitration Association for resolution according to the then applicable rules thereof. The cost of such proceeding shall be shared 50% by the Holder and 50% by the Company, except that each party shall bear its own legal and other expenses.

         9. Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up or down to the nearest whole share.

         10. No Impairment. The Company shall not intentionally take any action which would impair the contractual rights and privileges of the Debenture set forth herein or of the Holder thereof.

         11. Limitations on Holder's Obligation to Convert. Notwithstanding anything to the contrary contained herein, no Holder shall be required to convert any part of this Debenture in excess of the portion then convertible into that number of shares of Common Stock specified in the Holder's representation to the Company that, after giving effect to the shares of the Company's Common Stock to be issued pursuant to such Conversion Notice, the total number of shares of Common Stock deemed beneficially owned by the Holder, together with all shares of the Company's Common Stock deemed beneficially owned by the Holder's "affiliates" as defined in Rule 144 of the Act, would exceed 4.9% of the total issued and outstanding shares of the Company's Common Stock.

         12. Obligations Absolute. No provision of this Debenture, other than conversion as provided herein, shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place and rate, and in the manner, herein prescribed.

         13. Waivers of Demand, Etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate, prior notice of bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payments of all sums owing and to be owing hereon, regardless of and without any notice (except as required by law), diligence, act or omission as or with respect to the collection of any amount called for hereunder.

         14. Replacement Debenture. In the event that the Holder notifies the Company that this Debenture has been lost, stolen or destroyed, a replacement Debenture identical in all respects to the original Debenture (except for registration number and Outstanding Amount, if different than that shown on the original Debenture) shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnity the Company from any loss incurred by it in connection with the Debenture and provided that the Company is provided a form of Debenture for such replacement purposes.

         15. Payment of Expenses. The Company agrees to pay all debts and expenses, including reasonable attorneys' fees and expenses, which may be incurred by the Holder in enforcing the provisions of this Debenture and/or collecting any amount due under this Debenture.

         16. Defaults. If one or more of the following events (hereinafter called "Events of Default") shall occur:

                  (a) The Company shall fail to perform or observe any covenant, term provision, condition, agreement or obligation of the Company under this Debenture, and such failure shall continue uncured for a period of ten (10) business days after notice from the Holder of such failure, or the Company shall fail to make any payments upon redemption of this Debenture or fail to issue shares of Common Stock upon conversion of this Debenture; or

                  (b) The Company shall (i) make a general assignment for the benefit of creditors or commence proceedings for its dissolution; or (ii) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

                  (c) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

                  (d) Any governmental agency or any court of competent jurisdiction shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter, or

                  (e) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution, or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in, any such proceeding; then, or at any time thereafter prior to the date on which all continuing Events of Default have been cured, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may, by notice to the Company declare this Debenture immediately due and payable, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. In such event, the Debenture shall be redeemed at a redemption price per Debenture equal to the Outstanding Amount.

         17. Savings Clause. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

         18. Entire Agreement. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

         19. Assignment, Etc. The Holder may, transfer or assign this Debenture or any interest herein (but in no event in an amount less than $50,000 in Outstanding Amount or, if less than $50,000, the total Outstanding Amount hereof) and may mortgage, encumber or transfer any of its rights or interest in and to this Debenture or any part hereof, and each assignee, transferee and mortgagee (which may include any affiliate of the Holder) shall have the right to so transfer or assign its interest.

         20. No Waiver. No failure on the part of the Holder to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

         21. Miscellaneous. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be deemed to have been duly given if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid with a copy in each case sent on the same day to the party by facsimile, Federal Express or other such expedited means to said party at its address set forth herein or such other address as either may designate for itself in such notice to the other and communications shall be deemed to have been received when delivered personally or, if sent by mail or Federal Express, when actually received by the party to whom it is addressed. Copies of all notices to the Company shall be sent to:

                  DynaGen, Inc.
                  840 Memorial Drive
                  Cambridge, MA  02139
                  Attention:  President
                  Telephone:  (617) 491-2527
                  Telecopy:   (617) 354-3902

                  with a copy to:

                  Foley, Hoag & Eliot LLP
                  One Post Office Square
                  Boston, MA 02109
                  Attention:  David A. Broadwin, Esq.
                  Telephone:  (617) 832-1259
                  Telecopy:   (617) 832-7000

                  If to the Holder, to:

                  Sovereign Partners
                  Executive Pavilion
                  90 Grove Street
                  Richfield, CT 06877

Whenever the sense of this Debenture requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Paragraph headings are for convenience only and shall not affect the meaning of this document.

         22. Choice of Law and Venue: Waiver of Jury Trial. THIS DEBENTURE SHALL BE CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OR CHOICE OF LAW THEREOF. The parties hereby (i) irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or proceeding arising out of or relating to this Debenture and (ii) waive, and agree not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The Company consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

                                      Dated as of  September __, 1998



                                      DYNAGEN, INC.



                                      By:
                                         -------------------------------
                                      Name:
                                      Title:

BioTrack, Inc. agrees to be bound by the provisions of Section 5.



                                      BIOTRACK, INC.


                                      By:
                                         -------------------------------
                                      Name:
                                      Title:




         The Holder agrees to be bound by all the provisions of this Debenture applicable to it.

                                      SOVEREIGN PARTNERS


                                      By:
                                         -------------------------------
                                      Name:
                                      Title: